EXHIBIT 99.1

[LOGO OF AMERICAN PHARMACEUTICAL PARTNERS, INC.]

Contacts:	American Pharmaceutical Partners, Inc. Nicole Williams Chief Financial Officer (847) 330-1368

Robert Jaffe/Rob Whetstone PondelWilkinson MS&L (323) 866-6050

AMERICAN PHARMACEUTICAL PARTNERS REPORTS RECORD 2003 SECOND

QUARTER RESULTS; NET SALES OF $90.4 MILLION AND EPS OF $0.41

Second Quarter 2003 Highlights:

■	Net sales increase 31% to a record $90.4 million with gross margin of 56%
■	Net income rises 79% to $19.8 million, or $0.41 per diluted share, from $11.1 million, or $0.21 per diluted share, in the 2002 second quarter
■	Operating profit of $32.8 million, with operating margin of 36%
■	ABI-007 NDA filing commenced under Fast Track designation

Six-Months 2003 Highlights:

■	Net sales increase 40% to $171.8 million with an increase in gross margin to 56%
■	Net income rises 128% to $36.9 million, or $0.76 per diluted share, from $16.2 million, or $0.31 per diluted share, in the 2002 period
■	Five ANDA approvals year-to-date with 13 pending at FDA

Conference call at 9:00 a.m. EDT, Thursday, July 24, 2003; Simultaneous webcast available at www.appdrugs.com and www.companyboardroom.com

SCHAUMBURG, IL — July 24, 2003 — American Pharmaceutical Partners, Inc. (NASDAQ: APPX), today reported record sales and net income for the second quarter and six month periods ended June 30, 2003.

For the 2003 second quarter, net sales increased 31% to $90.4 million, versus $69.0 million in the same quarter a year ago. Net income rose 79% to $19.8 million, or $0.41 per diluted share, compared with $11.1 million, or $0.21 per diluted share, in the second quarter last year.

The $21.4 million increase in net sales was due primarily to strong demand and favorable markets for the company’s more mature products and the nine products that were launched over the last 18 months. The company achieved strong sales gains in each of its anti-infective, oncology and critical care product categories.

For the first six months of 2003, net sales rose 40% to $171.8 million, from $122.9 million for the same period last year. As a percentage of net sales, gross margin for the first six months of 2003 was 56.3%, exceeding the gross margin of 46.1% for the same period last year. Net income grew 128% to $36.9 million, compared with $16.2 million for the first six months of 2002.

Gross margin as a percentage of net sales for the 2003 second quarter was 56.0% compared with 48.8% in the prior-year quarter. As in the prior two quarters, this quarter’s increase in gross margin resulted from new, higher margin products as well as ongoing strength across base generic injectable product lines. Second quarter 2003 gross margin also benefited from manufacturing cost efficiencies.

Research and development costs were $5.1 million and $3.3 million in the 2003 and 2002 second quarters, respectively. The $1.8 million increase in R&D expense resulted from increased cost of raw material in development activity and to final pre-production work on products in late-stage development, including ABI-007.

As compared to the same quarter last year, selling, general and administrative (SG&A) costs increased $2.2 million, or 21%, in the 2003 second quarter. The increase in SG&A expense resulted primarily from increased headcount and investment in infrastructure. As a percentage of sales, SG&A expense declined to 14.2% of sales from 15.3% of sales in the 2002 second quarter.

Due largely to the 31% sales growth and increased gross margin, operating profit margin grew to 36.3% of sales in the second quarter compared with 28.4% in last year’s second quarter. Income from operations increased $13.2 million to $32.8 million in the 2003 second quarter versus $19.6 million in the comparable prior year quarter.

The company recorded positive cash flow from operations of $21.8 million in the 2003 second quarter and $35.2 million year-to-date. Cash and cash equivalents was $46.0 million at June 30, 2003, up $14.2 million from March 31. The company currently has approximately $57 million in cash as well as $50 million available under its credit facility.

“This has been a stellar quarter with accomplishments on a number of fronts,” said Patrick Soon-Shiong, M.D., chairman, president and chief executive officer of American Pharmaceutical Partners. “Our record net sales and net income reflect a continuation of the trends we have seen in the prior two quarters, namely strong sales of both mature and recently launched products, increased gross margin supported by higher margin new products and the sustainability, with respect to both price and unit sales volume, of our more mature generic injectable products. On the new product front, we launched calcitriol in the quarter with shared 180-day exclusivity. Year-to-date, we have received five product approvals, including two tentative approvals, and presently have 13 ANDAs pending with the FDA. I am very pleased that the company, its management team and employees are executing the strategic plan in a superb fashion, as evidenced by the impressive growth in all key operational results for the first half of 2003 – total net sales rose 40%, gross margin increased and net income grew 128%.”

“With respect to ABI-007, a novel cremophor free protein engineered nanoparticle paclitaxel, investigators presented results of clinical studies at the 2003 ASCO annual meeting including data demonstrating positive activity in TAXOL® and TAXOTERE® refractory breast cancer patients,” continued Soon-Shiong. “We took a major step forward toward the commercialization of ABI-007 in the second quarter with the commencement of the NDA filing process as planned. Completed preclinical and Chemistry, Manufacturing and Control (CMC) sections of the NDA were submitted under the Fast Track provision, which was granted by the FDA earlier this year. We are on schedule with regard to the accumulation and ultimate unblinding of the clinical data for the completed Phase III pivotal trial and we expect to complete the entire NDA submission this year.”

2003 Second-half Outlook

The company has revised its second-half gross margin expectations upward, reflecting a combination of strong sales across our product portfolio, slower than expected price erosion for certain products and volume driven cost efficiencies. Assuming a continuation of these factors, the company now expects second-half 2003 gross margin in the low 50% range, versus previous guidance, which was in the range of the high 40% of net sales. The company expects net sales in the second half of 2003 to meet or slightly exceed net sales accomplished in the first half of this year.

The company is currently implementing an ABI-007 specific marketing initiative consisting of a sales and marketing group focused on oncology customers and markets. This dedicated sales and marketing staff will include approximately 100 sales representatives, the majority of whom will be hired in the three to four months prior to launch. APP currently estimates that pre-launch sales, marketing and manufacturing start-up expenses (excluding milestone payments of $10 million upon FDA acceptance of filing and $15 million upon FDA approval) will approximate $15 million. In addition, APP anticipates that it will begin production of commercial launch quantities of ABI-007 during the second half of 2003. The company expects to take delivery of approximately $15 to $20 million of paclitaxel raw material by year end.

Given the current cash position of $57 million, strong operating cash flow and the $50 million available under the company’s credit facility, the company believes that it has adequate liquidity to meet future cash requirements including the pre-launch requirements of ABI-007.

Conference Call Information and Forward-Looking Statements

On Thursday, July 24, 2003, the company will host a conference call with interested parties beginning at 9:00 a.m. (EDT) to review the results of operations for the second quarter ended June 30, 2003. Discussion during the conference call may include forward-looking statements regarding such topics as, but not limited to, the company’s revenues, margins, operating expenses, distribution arrangements and clinical developments, and any comments the company may make about its future in response to questions from participants on the conference call. The conference call may be heard by any interested party through a live audio Internet broadcast at www.appdrugs.com and www.companyboardroom.com. For those unable to listen to the live broadcast, a playback of the webcast will be available at both websites for one year beginning at 10:00 a.m. (EDT), July 24, 2003.

About American Pharmaceutical Partners, Inc.

American Pharmaceutical Partners, Inc. is a specialty drug company that develops, manufactures and markets injectable pharmaceutical products, focusing on the oncology, anti-infective and critical care markets. The company is one of the largest producers of injectables, with more than 130 generic products in more than 350 dosages and formulations. APP has acquired the exclusive North American rights to manufacture and market ABI-007, a proprietary nanoparticle injectable oncology product that has completed Phase III clinical trials for metastatic breast cancer and for which the FDA has granted “Fast Track” designation. The NDA submission has commenced and it is anticipated that the entire submission will be completed in 2003. The company believes that it has established the only commercial scale protein-engineered nanoparticle manufacturing capability in the United States. For more information, visit APP’s website at www.appdrugs.com.

Statements contained in this press release, which are not historical facts, are forward-looking statements, as the term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, whether expressed or implied, are subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated, due to a number of factors, which include, but are not limited to, business results achieved in a particular future quarter or period which may or may not be consistent with results in prior periods, the impact of pharmaceutical industry regulation, the difficulty in predicting the timing or outcome of product development efforts and FDA or other regulatory approvals or actions, the impact of competitive products and pricing, the availability and pricing of ingredients used in the manufacture of pharmaceutical products, the ability to successfully manufacture products in a time-sensitive and cost effective manner, the acceptance and demand of new pharmaceutical products, the impact of patents and other proprietary rights held by competitors and other third parties, actual results achieved in Phase III and further Phase II trials for ABI-007 which may or may not be consistent with results achieved in Phase I and Phase II trials, the timing and completion of the ABI-007 trials, and other risk factors discussed in the Company’s Form 10-K and other documents filed by the Company with the Securities and Exchange Commission from time to time. These forward-looking statements represent the Company’s judgment as of the date of this press release. The Company disclaims any intent or obligation to update these forward-looking statements.

TAXOL is a registered trademark of Bristol-Myers Squibb Company.

TAXOTERE is a registered trademark of Aventis.

# # #

AMERICAN PHARMACEUTICAL PARTNERS, INC.

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

	Three months ended June 30,			Six months ended June 30,
	2003	2002	% Change	2003	2002	% Change
Net sales	$90,416	$69,039	31%	$171,761	$122,891	40%
Cost of sales	39,790	35,320	13%	74,975	66,184	13%

Gross margin	50,626	33,719	50%	96,786	56,707	71%

Percent to sales	56.0%	48.8%		56.3%	46.1%
Operating expenses:
Research and development costs	5,067	3,315		11,143	7,640
Selling, general and administrative	12,813	10,587		24,133	19,893
Other	(83)	228		235	649

Total operating expenses	17,797	14,130	26%	35,511	28,182	26%
Percent to sales	19.7%	20.5%		20.7%	22.9%
Income from operations	32,829	19,589	68%	61,275	28,525	115%
Percent to sales	36.3%	28.4%		35.7%	23.2%
Other income (expense), net	761	268		1,221	354

Income before income taxes	33,590	19,857	69%	62,496	28,879	116%
Percent to sales	37.2%	28.8%		36.4%	23.5%
Income tax expense	13,772	8,802		25,623	12,717

Net income	$19,818	$11,055	79%	$36,873	$16,162	128%

Percent to sales	21.9%	16.0%		21.5%	13.2%
Net income per share:
Basic	$0.43	$0.22		$0.79	$0.33

Diluted	$0.41	$0.21		$0.76	$0.31

Weighted – average common shares outstanding:
Basic	46,158	49,795		46,465	49,646

Diluted	48,114	51,605		48,368	51,605

AMERICAN PHARMACEUTICAL PARTNERS, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30, 2003	December 31, 2002
	(Unaudited)	(Audited)
ASSETS
Current assets:
Cash and cash equivalents	$45,977	$39,771
Accounts receivable, net	25,371	21,278
Inventory, net	85,487	77,736
Prepaid expenses and other	6,644	3,610
Deferred income taxes	5,698	5,698

Total current assets	169,177	148,093

Property, plant and equipment, net	68,527	62,637
Other assets	11,332	10,246

Total assets	$249,036	$220,976

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$12,357	$13,670
Accrued expenses	33,192	26,598

Total current liabilities	45,549	40,268
Non current liabilities	—	—

Total liabilities	45,549	40,268
Stockholders’ Equity
Common stock	51	50
Additional paid-in capital	195,529	189,630
Amounts due from American BioScience, Inc.	(22,882)	(22,567)
Deferred stock-based compensation	(1,774)	(1,976)
Retained earnings	88,730	51,857
Accumulated other comprehensive income (loss)	107	(11)
Less treasury stock, at cost and inclusive of fees	(56,274)	(36,275)

Total stockholders’ equity	203,487	180,708

Total liabilities and stockholders’ equity	$249,036	$220,976